EXHIBIT 5
LAW OFFICES
Silver,  Freedman  &  Taff,  L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K STREET, N.W., SUITE 100
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX: (202) 337-5502
WWW.SFTLAW.COM

February 13, 2013

HomeTrust Bancshares, Inc.
10 Woodfin Street
Asheville, North Carolina 28801

Ladies and Gentlemen:

    We have acted as counsel to HomeTrust Bancshares, Inc., a Maryland corporation (the “Corporation”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to (i) 2,962,400 shares of the Corporation’s common stock, par value $.01 per share (the “Shares”), issuable pursuant to the HomeTrust Bancshares, Inc. 2013 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and (ii) the preferred share purchase rights (the “Rights”) associated with the Shares, to be issued pursuant to the Tax Benefits Preservation Plan, dated as of September 25, 2012 (the “Rights Plan”), between the Corporation and Registrar and Transfer Company, as rights agent (the “Rights Agent”).

    In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Omnibus Incentive Plan, the Rights Plan, the Corporation’s charter and bylaws, resolutions of the Corporation’s Board of Directors and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion. We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies.  We have further assumed the accuracy of certifications of public officials, government agencies and departments, corporate officers, and individuals and statements of fact, on which we are relying, and have made no independent investigations thereof.  In addition, we have assumed that the Rights Plan has been duly authorized, executed and delivered by the Rights Agent and that the Rights Plan is the valid and legally binding obligation of the Rights Agent, enforceable against the Rights Agent in accordance with the terms of the Rights Plan.

    Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:

1.	The Shares have been duly authorized and will be, when and if issued, sold and paid for as contemplated by the Omnibus Incentive Plan, legally issued, fully paid and non-assessable.

2.
Upon issuance of the Shares in accordance with the Omnibus Incentive Plan and the Rights attached thereto in accordance with the Rights Plan, such Rights will constitute valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms.

HomeTrust Bancshares, Inc.
February 13, 2013

    Our opinion set forth in paragraph 2 above as to the validity, binding effect and enforceability of the obligations of the Corporation with respect to the Rights is qualified to the extent the validity, binding effect or enforceability of such obligations may be subject to or limited by: (i) applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation, voidable preference, moratorium and other statutory or decisional laws relating to or affecting creditors' rights generally (including, without limitation, preference and fraudulent conveyance or transfer laws), heretofore or hereafter enacted or in effect; (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, whether enforcement is sought at law or in equity including, without limitation, the exercise of judicial or administrative discretion with respect to provisions relating to waivers, waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, releases of legal or equitable rights or discharges of defenses; (iii) the availability of injunctive relief or other equitable remedies; and (iv) the application by courts of competent jurisdiction of laws containing provisions determined to have a paramount public interest.

    In addition, with respect to our opinion set forth in paragraph 2 above and the Rights and the Rights Plan: (i) we do not address the determination a court of competent jurisdiction may make regarding whether the Corporation’s Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time; (ii) we assume that the members of the Corporation’s Board of Directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Plan, and (iii) we address the Rights and the Rights Plan in their entirety, and it is not settled whether the invalidity of any particular provision of the Rights Plan or of the Rights issued thereunder would result in invalidating such Rights in their entirety.

    In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the State of Maryland, as currently in effect. This opinion is limited to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

    We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SILVER, FREEDMAN & TAFF, L.L.P.

SILVER, FREEDMAN & TAFF, L.L.P.